Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS FIRST QUARTER 2013

RESULTS AND PROVIDES OPERATIONAL AND GUIDANCE UPDATE

DALLAS, Texas, May 8, 2013 — Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with a particular emphasis on oil and natural gas shale plays and other unconventional plays and with a current focus on its Eagle Ford operations in South Texas and its Delaware Basin operations in Southeast New Mexico and West Texas, today reported financial and operating results for the three months ended March 31, 2013, as well as updated guidance. Headlines include the following:

•

Oil production of 460,000 Bbl for the quarter ended March 31, 2013, a year-over-year increase of 130% from 200,000 Bbl of oil produced in the quarter ended March 31, 2012 and a sequential increase of 8% from 426,000 Bbl of oil produced in the quarter ended December 31, 2012.

•

Average daily oil equivalent production of approximately 10,900 BOE per day for the quarter ended March 31, 2013, consisting of about 5,100 Bbl of oil per day and 34.7 MMcf of natural gas per day, a year-over-year BOE increase of 36% from approximately 8,000 BOE per day, consisting of about 2,200 Bbl of oil per day and 34.9 MMcf of natural gas per day, for the quarter ended March 31, 2012.

•

Total realized revenues of $59.7 million in the first quarter of 2013, including $0.4 million in realized gain on derivatives, a year-over-year increase of 85% from total realized revenues of $32.2 million, including $3.1 million in realized gain on derivatives, reported in the first quarter of 2012.

•	Oil and natural gas revenues of $59.3 million for the quarter ended March 31, 2013, a year-over-year increase of 103% from $29.2 million reported for the quarter ended March 31, 2012.

•	Adjusted EBITDA of $40.7 million for the quarter ended March 31, 2013, a year-over-year increase of 91% from $21.3 million reported for the quarter ended March 31, 2012.

•	Increased 2013 annual oil production guidance from 1.6 to 1.8 million Bbl to 1.8 to 2.0 million Bbl.

•	Increased 2013 annual Adjusted EBITDA guidance from $140 to $160 million to $155 to $175 million.

First Quarter 2013 Financial Results

Joseph Wm. Foran, Matador’s Chairman, President and CEO, commented, “Matador is off to a strong start in 2013. Our average daily production for the first quarter of 5,100 Bbl of oil per day and 34.7 MMcf of natural gas per day exceeded our expectations for the quarter and our previous guidance of approximately 4,000 Bbl of oil per day and 31 MMcf of natural gas per day provided during our December 6, 2012 Analyst Day. We are pleased by the performance of a number of our recent wells and believe these results reflect the operational progress in frac design and production techniques that we continue to make in our Eagle Ford program. Our transition to oil continues to go well, and we have grown our oil production from about 500 Bbl per day at the first of last year to over 5,000 Bbl per day in just the past five quarters. Our oil production of 5,100 Bbl per day, oil equivalent production of 10,900 BOE per day, oil and natural gas revenues of $59.3 million and Adjusted EBITDA of $40.7 million for the first quarter of 2013 were all the best quarterly numbers in Matador’s history and exceed the expectations we had for Matador when we went public a little over a year ago.

“As to our plans forward, in March and April 2013, we added 14,700 gross and 12,500 net acres to our leasehold position in Southeast New Mexico. We now have about 22,900 gross and 18,100 net acres that we consider to be prospective for multiple oil and liquids rich targets, including the Wolfcamp and Bone Spring plays, in Southeast New Mexico and West Texas. We have recently moved a rig from South Texas to Lea County, New Mexico and are excited to be drilling our first test well in the Delaware Basin. We anticipate that this area will develop into a significant new operating area for Matador over the coming years and provide us with two solid oil options – Eagle Ford and Delaware.”

Production and Revenues

First Quarter Ended March 31, 2013 Compared to First Quarter Ended March 31, 2012

Oil production in the first quarter of 2013 increased 130% to approximately 460,000 Bbl of oil, or about 5,100 Bbl of oil per day, as compared to approximately 200,000 Bbl of oil, or about 2,200 Bbl of oil per day, in the first quarter of 2012. This increase in oil production is a direct result of the Company’s ongoing drilling operations in the Eagle Ford shale in South Texas. Average daily oil equivalent production increased to approximately 10,900 BOE per day (47% oil by volume) for the quarter ended March 31, 2013 from approximately 8,000 BOE per day (27% oil by volume) for the quarter ended March 31, 2012.

Total realized revenues, including realized gain on derivatives, increased 85% to $59.7 million for the quarter ended March 31, 2013, as compared to $32.2 million for the quarter ended March 31, 2012. Oil and natural gas revenues increased 103% to $59.3 million for the quarter ended March 31, 2013 from $29.2 million during the comparable period in 2012. Oil revenues increased 126% to $48.7 million for the quarter ended March 31, 2013, as compared to $21.5 million for the quarter ended March 31, 2012. Natural gas revenues increased about 40% to $10.6 million for the quarter ended March 31, 2013 from $7.6 million for the quarter ended March 31, 2012.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, increased 91% to $40.7 million for the quarter ended March 31, 2013, as compared to $21.3 million for the quarter ended March 31, 2012. Adjusted EBITDA increased 7% sequentially from $38.0 million for the quarter ended December 31, 2012. For a definition of Adjusted EBITDA and a reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Proved Reserves and PV-10

Matador’s total proved reserves were 23.6 million BOE, including 10.7 million Bbl of oil and 77.5 Bcf of natural gas at March 31, 2013 with a PV-10 of $438.1 million (Standardized Measure of $407.0 million). Total proved oil reserves remained relatively flat compared to the 23.8 million BOE of total proved reserves reported at December 31, 2012, including 10.5 million Bbl of oil and 80.0 Bcf of natural gas, due to both production in the period and to the fact that three of the four Eagle Ford shale wells Matador completed and placed on production during the first quarter of 2013 were included as proved undeveloped reserves in the Company’s total proved reserves at December 31, 2012. Matador has significantly improved both its percentage of proved developed reserves to total proved reserves and its percentage of proved oil reserves to total proved reserves over the past year. At March 31, 2013, approximately 60% of Matador’s total proved reserves were proved developed reserves and 45% of the Company’s total proved reserves were proved oil reserves, as compared to March 31, 2012 when only 36% of Matador’s total proved reserves were proved developed reserves and only 17% of the Company’s total proved reserves were proved oil reserves. Proved developed oil reserves increased by 13% to 5.4 million Bbl at March 31, 2013, as compared to 4.8 million Bbl at December 31, 2012, and have doubled when compared to proved developed oil reserves at March 31, 2012, which were 2.7 million Bbl. The reserves estimates for all periods presented in this press release were prepared by the Company’s engineering staff and audited for their reasonableness by Netherland, Sewell & Associates, Inc., independent reservoir engineers. For a reconciliation of Standardized Measure (GAAP) to PV-10 (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Net (Loss) Income

For the quarter ended March 31, 2013, Matador reported a net loss of approximately $15.5 million and a loss of $0.28 per common share, as compared to a net income of approximately $3.8 million and earnings of $0.08 per Class A common share and earnings of $0.15 per Class B common share for the quarter ended March 31, 2012. All Class B shares were converted to Class A shares upon completion of the Company’s initial public offering in February 2012 and there was only one class of common shares outstanding at March 31, 2013. For the quarter ended March 31, 2013, the net loss resulted from two non-cash items: an unrealized loss on derivatives of $4.8 million and a net full-cost ceiling impairment of $13.7 million (operating charge of $21.2 million and a corresponding deferred income tax credit of $7.5 million). The full-cost ceiling impairment was primarily attributable to the continued low weighted average natural gas price used to estimate total proved reserves and PV-10 at March 31, 2013, which is prescribed by the SEC’s rules for reporting proved oil and natural gas reserves. This weighted average natural gas price was $2.95 per MMBtu for the period April 2012 to March 2013 ($2.78 per Mcf, when adjusted further by property as necessary for factors impacting the wellhead natural gas price received). In contrast, Matador’s weighted average natural gas price received for the first quarter of 2013 was $3.41 per Mcf. Using the realized natural gas price of $3.41 per Mcf to estimate total proved reserves at March 31, 2013, no full-cost ceiling impairment would have been required.

Sequential Operating and Financial Results

•

Oil production increased 8% from approximately 426,000 Bbl, or 4,630 Bbl of oil per day, in the fourth quarter of 2012, to approximately 460,000 Bbl, or 5,100 Bbl of oil per day, in the first quarter of 2013.

•

Total proved oil and natural gas reserves remained essentially flat at 23.6 million BOE at March 31, 2013, as compared to 23.8 million BOE at December 31, 2012, but proved developed oil reserves increased 13% from 4.8 million Bbl at December 31, 2012 to 5.4 million Bbl at March 31, 2013.

•	Oil and natural gas revenues increased 13% from $52.7 million in the fourth quarter of 2012 to $59.3 million in the first quarter of 2013.

•	Adjusted EBITDA increased 7% from $38.0 million in the fourth quarter of 2012 to $40.7 million in the first quarter of 2013.

Operating Expenses Update

First Quarter Ended March 31, 2013 Compared to First Quarter Ended March 31, 2012

Production Taxes and Marketing

Production taxes and marketing expenses increased to $4.1 million (or $4.18 per BOE) for the quarter ended March 31, 2013 from $2.2 million (or $2.96 per BOE) for the quarter ended March 31, 2012. The increase in production taxes and marketing expenses was primarily due to the increase in oil and natural gas revenues by approximately 103% during the three months ended March 31, 2013, as compared to the three months ended March 31, 2012. The majority of this increase was attributable to production taxes associated with the large increase in oil production and associated oil revenues between the comparable periods resulting from the Company’s drilling operations in the Eagle Ford shale in South Texas.

Lease Operating Expenses (“LOE”)

Lease operating expenses increased to $10.9 million (or $11.11 per BOE) for the quarter ended March 31, 2013 from $4.6 million (or $6.36 per BOE) for the quarter ended March 31, 2012. The increase in lease operating expenses was attributable to the increase of 130% in oil production between the comparable periods, as well as to the increased percentage of oil being produced, which was 47% of total production by volume in the first quarter of 2013, as compared to only 27% of total production by volume in the first quarter of 2012. In addition, the Company continued to use temporary rental test equipment for flowback of production following completion on certain of its properties during the three months ended March 31, 2013 while permanent production facilities were being installed and tested. This rental equipment was monitored by 24-hour contract personnel, resulting in higher operating costs than anticipated going forward now that the permanent production facilities on those properties are completed and operational. Approximately $2.50 per BOE of the Company’s lease operating expenses for the quarter ended March 31, 2013 was attributable to the costs associated with these extended flowback operations. At March 31, 2013 and at May 8, 2013, the Company had no rental flowback equipment operating on any of its Eagle Ford properties in South Texas.

Depletion, depreciation and amortization (“DD&A”)

Depletion, depreciation and amortization expenses increased to $28.2 million (or $28.79 per BOE) for the quarter ended March 31, 2013 from $11.2 million (or $15.35 per BOE) for the quarter ended March 31, 2012. This increase in depletion, depreciation and amortization expense was attributable to an increase of approximately 34% in the Company’s total oil and natural gas production from 730,000 BOE to 981,000 BOE during the respective periods, as well as to higher drilling and completion costs on a per BOE basis associated with oil reserves added in the Eagle Ford shale in South Texas as compared with the Company’s Haynesville shale natural gas assets in Northwest Louisiana.

General and administrative (“G&A”)

General and administrative expenses increased to $4.6 million for the quarter ended March 31, 2013, as compared to $3.8 million for the quarter ended March 31, 2012. On a unit-of-production basis, however, general and administrative expenses decreased by 10% to $4.69 per BOE for the quarter ended March 31, 2013, as compared to $5.19 per BOE for the quarter ended March 31, 2012. The increase in general and administrative expenses was attributable primarily to an increase in stock-based compensation costs of $0.9 million for the three months ended March 31, 2013, as compared to the three months ended March 31, 2012.

Operations Update

During the first quarter of 2013, Matador’s operations were principally focused on the exploration and development of its Eagle Ford shale properties in South Texas. During the three months ended March 31, 2013, the Company completed and began producing oil and natural gas from 4 gross/4.0 net operated Eagle Ford shale wells. At March 31, 2013, Matador had also drilled three Eagle Ford wells from the same pad on its Cowey lease in DeWitt County and was in the process of drilling three Eagle Ford wells from the same pad on its Martin Ranch lease in LaSalle County. The Company expects to complete each group of three wells using zipper style, hydraulic fracturing operations during the second quarter of 2013. At March 31, 2013, Matador had also drilled and was preparing to complete an additional well on its Martin Ranch lease which should also be completed during the second quarter of 2013. For the three months ended March 31, 2013, Matador also participated in two non-operated Haynesville shale wells in Northwest Louisiana (both less than 1% working interest). Matador has recently participated in two additional non-operated Eagle Ford wells on its Troutt acreage (27% and 50% working interests) in LaSalle County, and these two wells are expected to be completed and placed on production during the second quarter of 2013.

Matador had two contracted drilling rigs operating in South Texas throughout the first quarter of 2013, and all of its operated drilling and completion activities were focused on the Eagle Ford shale. In mid-April 2013, the Company moved one of its contracted drilling rigs to Southeast New Mexico to begin a three-well exploration program testing portions of its leasehold position in the Delaware Basin in Southeast New Mexico and West Texas. As these are the first wells Matador is drilling in the area, the

Company expects to collect additional well log, core and other petrophysical data on these wells, and as a result, these wells are expected to take longer to drill and complete than the Company anticipates subsequent wells will take once it begins development drilling in this area. While this rig is in Southeast New Mexico and West Texas, Matador will run only one rig in the Eagle Ford shale in South Texas. The Company expects to return to a two-rig program in the Eagle Ford shale in September 2013 and is evaluating whether to increase its overall drilling program to three rigs at that time by continuing to operate one-rig full time in Southeast New Mexico and West Texas and securing an additional rig for its Eagle Ford program in South Texas.

Acreage Acquisitions

During March and April 2013, Matador acquired an additional 14,700 gross and 12,500 net acres in Lea and Eddy Counties, New Mexico. Including these recent acreage acquisitions, at May 8, 2013, Matador’s total acreage position in Southeast New Mexico and West Texas is approximately 30,600 gross and 20,200 net acres, of which the Company considers approximately 22,900 gross and 18,100 net acres to be prospective for multiple oil and liquids-rich targets, including the Wolfcamp and Bone Spring plays. Matador expects to continue adding to its leasehold position in Southeast New Mexico and West Texas throughout the remainder of 2013, but also plans to maintain leasing efforts in the Eagle Ford play and the Haynesville play as opportunities arise.

Liquidity Update

On March 11, 2013, Matador closed an amendment to its senior secured revolving credit agreement. As part of the amendment, the borrowing base was increased to $255.0 million, based on the lenders’ review of the Company’s proved oil and natural gas reserves at December 31, 2012, an increase of $40.0 million from its previous borrowing base of $215.0 million based on the lenders’ review of the Company’s proved oil and natural gas reserves at September 30, 2012. In late April, Matador requested an unscheduled redetermination of its borrowing base from the lenders, which it expects before the end of the second quarter. At May 8, 2013, Matador had $230.0 million in borrowings and $1.3 million in letters of credit outstanding under its credit agreement.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity. At May 8, 2013, Matador had the following hedges in place, primarily in the form of costless collars and swaps, for the remainder of 2013.

•	Approximately 1.08 million Bbl of oil at a weighted average floor price of $88/Bbl and a weighted average ceiling price of $107/Bbl.

•	Approximately 5.8 Bcf of natural gas at a weighted average floor price of $3.25/MMBtu and a weighted average ceiling price of $4.52/MMBtu.

•	Approximately 6.7 million gallons of natural gas liquids at a weighted average price of $1.21/gallon.

At May 8, 2013, Matador also had the following hedges in place, primarily in the form of costless collars and swaps, for 2014.

•	Approximately 1.68 million Bbl of oil at a weighted average floor price of $88/Bbl and a weighted average ceiling price of $99/Bbl.

•	Approximately 8.4 Bcf of natural gas at a weighted average floor price of $3.32/MMBtu and a weighted average ceiling price of $5.15/MMBtu.

•	Approximately 3.7 million gallons of natural gas liquids at a weighted average price of $1.44/gallon.

2013 Guidance Update

Matador provides the following guidance update for 2013 compared to guidance previously announced at its Analyst Day presentation on December 6, 2012, including (1) an increase in estimated capital spending from $310 million to $325 million, (2) an increase in estimated total oil production from 1.6 to 1.8 million Bbl to 1.8 to 2.0 million Bbl, (3) no change in estimated natural gas production of 11.0 to 12.0 billion cubic feet, (4) an increase in estimated oil and natural gas revenues from $200 to $220 million to $220 to $240 million and (5) an increase in estimated Adjusted EBITDA from $140 to $160 million to $155 to $175 million.

Matador is raising its guidance for 2013 due to encouragement from its fourth quarter 2012 and its first quarter 2013 drilling and operational results, which were above expectations and earlier guidance. Nevertheless, Matador cautions that production and financial results in future periods are likely to be uneven and subject to various operating conditions and operating practices followed by Matador. As noted earlier in the Operations Update of this press release, the Company has drilled and expects to complete and begin producing oil and natural gas from seven operated and two non-operated Eagle Ford wells in the second quarter of 2013. Six of these wells were drilled on two three-well pads and each group of three wells is being completed using zipper style, hydraulic fracturing operations. All seven operated Eagle Ford wells are expected to be placed on production in the latter half of the second quarter and, therefore, will not contribute fully to second quarter production volumes. The Company also continues its practice of shutting-in producing wells from time to time as it completes offsetting wells, which causes production to fluctuate. As an example, at May 8, 2013, the Company has approximately 20% of its Eagle Ford production capacity shut-in while it conducts hydraulic fracturing operations on the multi-well pads. It is also necessary to shut-in certain of Matador’s wells at times when offsetting operators are completing and fracing their wells. Further, the Company has recently moved one of its Eagle Ford rigs to Southeast New Mexico to begin exploration of its leasehold position in the Delaware Basin. The Company expects to collect additional log, core and other petrophysical data on its three initial test wells in this area, which may delay completion operations and initial production from these wells until late third quarter or early fourth quarter of 2013.

The Company’s updated guidance for 2013 estimated oil production of 1.8 to 2.0 million Bbl represents a significant year-over-year increase of 50% to 67%, as compared to the 1.2 million Bbl of oil produced in 2012. Given the operational matters noted above, however, production may not grow sequentially from quarter to quarter during 2013, even though the year-over-year oil production growth is anticipated to be in the 50% to 67% range as indicated above. For instance, at May 8, 2013, the Company anticipates that second quarter 2013 production volumes will be essentially flat as compared to the first quarter of 2013, although the exit rate for the second quarter is anticipated to be higher than the average daily production rate during the first quarter of 2013. The Company expects to continue similar pad drilling and zipper style, hydraulic fracturing operations in the Eagle Ford throughout 2013 which, although it may cause its production volumes to be uneven from quarter to quarter, should reduce drilling and completion costs by approximately $200,000 per well. The Company also anticipates these operating practices will continue to lead to better wells and help the Company achieve its targeted year-over-year growth in oil production in accordance with its updated guidance and its announced capital budget.

Finally, Matador realized a weighted average oil price of $105.72 per Bbl for the three months ended March 31, 2013, which represented an uplift of $10.00 to $12.00 per Bbl compared to NYMEX West Texas Intermediate (“WTI”) oil prices during the first quarter of 2013. Most of the Company’s Eagle Ford oil production in South Texas is sold based on a Louisiana Light Sweet (“LLS”) oil price index less transportation costs. During the first quarter of 2013, the differential between LLS and WTI oil prices was close to $20.00 per Bbl at times. Subsequent to March 31, 2013, however, the price differential between these two benchmark prices has begun to narrow, and as a result, the Company may not realize similar uplifts to WTI oil prices in future periods.

Conference Call Information

The Company will host a conference call on Thursday, May 9, 2013, at 9:00 a.m. Central Time to discuss its first quarter 2013 financial and operational results. To access the conference call, domestic participants should dial (877) 703-6109 and international participants should dial (857) 244-7308. The participant passcode is 36368386. The conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will also be available on the Company’s website at www.matadorresources.com through Friday, May 31, 2013. To access the replay, domestic participants should dial (888) 286-8010 and international participants should dial (617) 801-6888. The participant passcode is 41055990.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with a particular emphasis on oil and natural gas shale plays and other unconventional resource plays. Its current operations are focused primarily on the oil and liquids rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; our ability to execute our business plan, including whether our drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; our ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; our ability to make acquisitions on economically acceptable terms; availability of sufficient capital to execute our business plan, including from future cash flows, increases in our borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s SEC filings, including the “Risk Factors” section of Matador’s Annual Report on Form 10-K for the year ended December 31, 2012. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz

Investor Relations

(972) 371-5225

mschmitz@matadorresources.com

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS – UNAUDITED

(In thousands, except par value and share data)	March 31, 2013	December 31, 2012
ASSETS

Current assets
Cash	$4,652	$2,095
Certificates of deposit	141	230
Accounts receivable
Oil and natural gas revenues	22,232	24,422
Joint interest billings	4,862	4,118
Other	668	974
Derivative instruments	1,142	4,378
Deferred income taxes	1,008	—
Lease and well equipment inventory	966	877
Prepaid expenses	1,597	1,103

Total current assets	37,268	38,197

Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	830,254	763,527
Unproved and unevaluated	151,161	149,675
Other property and equipment	27,596	27,258
Less accumulated depletion, depreciation and amortization	(398,832)	(349,370)

Net property and equipment	610,179	591,090

Other assets
Derivative instruments	1,143	771
Deferred income taxes	—	411
Other assets	1,732	1,560

Total other assets	2,875	2,742

Total assets	$650,322	$632,029

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$19,675	$28,120
Accrued liabilities	40,214	59,179
Royalties payable	7,706	6,541
Derivative instruments	2,215	670
Advances from joint interest owners	2,549	1,515
Income taxes payable	46	—
Deferred income taxes	—	411
Other current liabilities	78	56

Total current liabilities	72,483	96,492

Long-term liabilities
Borrowings under Credit Agreement	205,000	150,000
Asset retirement obligations	5,746	5,109
Derivative instruments	416	—
Deferred income taxes	1,008	—
Other long-term liabilities	1,564	1,324

Total long-term liabilities	213,734	156,433

Shareholders’ equity
Common stock - $0.01 par value, 80,000,000 shares authorized; 57,104,489 and 56,778,718 shares issued; and 55,842,938 and 55,577,667 shares outstanding, respectively	571	568
Additional paid-in capital	404,814	404,311
Retained deficit	(30,515)	(15,010)
Treasury stock, at cost, 1,261,551 and 1,201,051 shares, respectively	(10,765)	(10,765)

Total shareholders’ equity	364,105	379,104

Total liabilities and shareholders’ equity	$650,322	$632,029

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

	Three Months Ended March 31,
(In thousands, except per share data)	2013	2012
Revenues
Oil and natural gas revenues	$59,319	$29,164
Realized gain on derivatives	392	3,063
Unrealized loss on derivatives	(4,825)	(3,270)

Total revenues	54,886	28,957

Expenses
Production taxes and marketing	4,097	2,165
Lease operating	10,899	4,645
Depletion, depreciation and amortization	28,232	11,205
Accretion of asset retirement obligations	81	53
Full-cost ceiling impairment	21,230	—
General and administrative	4,602	3,789

Total expenses	69,141	21,857

Operating (loss) income	(14,255)	7,100

Other income (expense)
Interest expense	(1,271)	(308)
Interest and other income	67	73

Total other expense	(1,204)	(235)

(Loss) income before income taxes	(15,459)	6,865

Income tax provision
Current	46	—
Deferred	—	3,064

Total income tax provision	46	3,064

Net (loss) income	$(15,505)	$3,801

Earnings (loss) per common share
Basic
Class A	$(0.28)	$0.08

Class B	$—	$0.15

Diluted
Class A	$(0.28)	$0.08

Class B	$—	$0.15

Weighted average common shares outstanding
Basic
Class A	55,272	49,597
Class B	—	419

Total	55,272	50,016

Diluted
Class A	55,272	49,666
Class B	—	419

Total	55,272	50,085

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – UNAUDITED

	Three Months Ended March 31,
(In thousands)	2013	2012
Operating activities
Net (loss) income	$(15,505)	$3,801
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Unrealized loss on derivatives	4,825	3,270
Depletion, depreciation and amortization	28,232	11,205
Accretion of asset retirement obligations	81	53
Full-cost ceiling impairment	21,230	—
Stock-based compensation expense	492	(363)
Deferred income tax provision	—	3,064
Changes in operating assets and liabilities
Accounts receivable	1,752	(8,456)
Lease and well equipment inventory	121	—
Prepaid expenses	(493)	(544)
Other assets	(172)	13
Accounts payable, accrued liabilities and other current liabilities	(10,788)	(8,563)
Royalties payable	1,165	1,341
Advances from joint interest owners	1,034	—
Income taxes payable	46	—
Other long-term liabilities	209	289

Net cash provided by operating activities	32,229	5,110

Investing activities
Oil and natural gas properties capital expenditures	(83,387)	(51,959)
Expenditures for other property and equipment	(1,374)	(1,413)
Purchases of certificates of deposit	(61)	(150)
Maturities of certificates of deposit	150	758

Net cash used in investing activities	(84,672)	(52,764)

Financing activities
Repayments of borrowings under Credit Agreement	—	(123,000)
Borrowings under Credit Agreement	55,000	25,000
Proceeds from issuance of common stock	—	146,510
Cost to issue equity	—	(11,330)
Proceeds from stock options exercised	—	2,660
Payment of dividends - Class B	—	(96)

Net cash provided by financing activities	55,000	39,744

Increase (decrease) in cash	2,557	(7,910)
Cash at beginning of period	2,095	10,284

Cash at end of period	$4,652	$2,374

Matador Resources Company and Subsidiaries

SELECTED OPERATING DATA – UNAUDITED

	Three Months Ended March 31,
	2013	2012
Net Production Volumes:
Oil (MBbl)	460	200
Natural gas (Bcf)	3.1	3.2
Total oil equivalent (MBOE)(1),(2)	981	730
Average daily production (BOE/d)(2)	10,897	8,023

Average Sales Prices:
Oil, with realized derivatives (per Bbl)	$105.20	$107.57
Oil, without realized derivatives (per Bbl)	$105.72	$107.57
Natural gas, with realized derivatives (per Mcf)	$3.61	$3.36
Natural gas, without realized derivatives (per Mcf)	$3.41	$2.40

Operating Expenses (per BOE):
Production taxes and marketing	$4.18	$2.96
Lease operating	$11.11	$6.36
Depletion, depreciation and amortization	$28.79	$15.35
General and administrative	$4.69	$5.19

(1)	Thousands of barrels of oil equivalent.
(2)	Estimated using a conversion ratio of one Bbl of oil per six Mcf of natural gas.

SELECTED ESTIMATED PROVED RESERVES DATA – UNAUDITED

	At March 31,(1) 2013	At December 31,(1) 2012	At March 31,(1) 2012
Estimated proved reserves:
Oil (MBbl)	10,712	10,485	5,738
Natural Gas (Bcf)	77.5	80.0	168.7

Total (MBOE)(2)	23,626	23,819	33,855

Estimated proved developed reserves:
Oil (MBbl)	5,374	4,764	2,678
Natural Gas (Bcf)	52.2	54.0	56.1

Total (MBOE)(2)	14,070	13,771	12,028

Percent developed	59.6%	57.8%	35.5%

Estimated proved undeveloped reserves:
Oil (MBbl)	5,338	5,721	3,060
Natural Gas (Bcf)	25.3	26.0	112.6

Total (MBOE)(2)	9,556	10,048	21,827

PV-10 (in millions)	$438.1	$423.2	$329.6
Standardized Measure (in millions)	$407.0	$394.6	$287.4

(1)	Numbers in table may not total due to rounding.
(2)	Thousands of barrels of oil equivalent, estimated using a conversion ratio of one Bbl of oil per six Mcf of natural gas.

Supplemental Non-GAAP Financial Measures

Adjusted EBITDA

This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are forward-looking or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because the forward-looking Adjusted EBITDA numbers included in this press release are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items.

	Three Months Ended
(In thousands)	March 31, 2013	December 31, 2012	March 31, 2012
Unaudited Adjusted EBITDA reconciliation to Net Income (Loss):
Net (loss) income	$(15,505)	$(21,188)	$3,801
Interest expense	1,271	549	308
Total income tax provision (benefit)	46	(188)	3,064
Depletion, depreciation and amortization	28,232	27,655	11,205
Accretion of asset retirement obligations	81	86	53
Full-cost ceiling impairment	21,230	26,674	—
Unrealized loss on derivatives	4,825	3,653	3,270
Stock-based compensation expense	492	363	(363)
Net loss on asset sales and inventory impairment	—	425	—

Adjusted EBITDA	$40,672	$38,029	$21,338

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Unaudited Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$32,229	$43,903	$5,110
Net change in operating assets and liabilities	7,126	(6,235)	15,920
Interest expense	1,271	549	308
Current income tax provision (benefit)	46	(188)	—

Adjusted EBITDA	$40,672	$38,029	$21,338

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. The PV-10 at March 31, 2013, December 31, 2012 and March 31, 2012 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by reducing PV-10 by the discounted future income taxes associated with such reserves. The discounted future income taxes at March 31, 2013, December 31, 2012 and March 31, 2012 were, in millions, $31.1, $28.6 and $42.2, respectively.